Exhibit 10.1

TERMS OF FARM-OUT AGREEMENT

This Agreement shall set forth the terms and conditions of the FARM-OUT AGREEMENT entered into on the 14th day of October 2014 by and between the following parties for the consideration stated herein:

First Party: Northern Minerals & Exploration Ltd., a public Corporation, registered and existing under the laws of Nevada, USA with offices located at 1301 Avenue M, Cisco, Texas, hereinafter referred to as Lessee.

Second Party: Cooper Basin Oil & Gas Inc., a private Corporation, registered and existing under the laws of Texas, USA with offices located at 1208 West 13th Street, Cisco, Texas 76437, hereinafter referred to as Lessor.

WHEREAS Lessor has good and valuable title to the oil and gas lease identified as follows and more fully described in EXHIBIT I:

Coleman County Multiple Oil & Gas:

•	3 fully equipped wells
•	Production flow lines
•	Tank battery – two 210 BBL tanks with Separator
•	Producing intervals – Morris Sand and Gray Sand
•	Local operator engaged
•	206.5 acres, more or less, in the lease – See Exhibit I for description of lease
•	The lease has royalties totaling 25% on the lease

Lessee agrees to acquire a seventy-five percent (75%) of the working interest in the lease, including the wells and equipment, from Lessor by causing and/or conducting the following on the acreage/wells stated above:

•	Bring the existing three wells back into production
o	Re-Work two of the wells and place back into production
o	Re-Complete well in the Gray Sand and place back into production
•	Pay $50,000 in cash
•	Cause the issuance of 2,000,000 restricted shares of the Lessee’s common stock to be issued to Lessor or Lessor’s designee

Upon achieving payout, recapturing the investment and expenditures on the lease, Lessee’s seventy-five percent (75%) working interest will be reduced to sixty-seven and one half percent (67.5%).

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Terms of Farm-Out Agreement

October 14, 2014

Lessee agrees that any subsequent work to be performed on the lease following the re-working of two wells and the re-completion of the third well and placing them back into production will be conducted on the following basis:

•	The Lessee will have the right to earn a 75% WI (67.5% WI after payout) in further wells on the lease by funding the work to either place into production or plug and abandon the J.E. Richey #2, and subsequently subject to the terms of the operation agreement, fund 100% of the drilling and completion costs of any initial new well on the lease;

•	Any subsequent re-working, re-completions, operations and new drilling after funding the above subject to the terms of the operating agreement will be borne by the working interest holders on a pro rata basis.

Lessee acknowledges and accepts the engagement of J.V. Rhyne as the initial operator of the lease. Lessee agrees to enter into a standard operating agreement (AAPL Form 610) with J.V. Rhyne.

Lessee further agrees that any failure to meet the work commitments as stated herein will result in a forfeiture of the un-earned portion of the lease. In this event each well will hold only the acreage as allocated by the field rules set forth by the RRC.

LESSOR’S WARRANTIES AND REPRESENTATIONS:

To the best of Lessor’s knowledge, there is no existing or threatened litigation, arbitration or administrative proceedings relating to these two leases being conveyed to Lessee;

Lessor is not in violation of any existing laws, rules or regulations of the Railroad Commission of Texas (“RRC”).

Lessor has not entered into, or agreed to enter into, any agreement, arrangement or understanding with any third party relating to these two leases which may preclude Lessee from earning the Lessee’s Interest under this Agreement.

Lessor acknowledges that there are no environmental or other liabilities, claims or circumstances relating to the conduct of oil and gas operations on either of these two leases and are in good standing with the RRC.

TIME

Time shall be of the essence as regards the provisions of this Agreement, both as regards the times and periods mentioned herein and as regards any times or periods which may, by agreement between the Parties, be substituted for them.

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Page Three

Terms of Farm-Out Agreement

October 14, 2014

ENTIRE AGREEMENT

This Agreement supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each of the Parties acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated herein. So far as permitted by law and except in the case of fraud, each Party agrees and acknowledges that it’s only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

AMENDMENT:

Save as otherwise expressly provided herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by both Parties.

GOVERNING LAW:

This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of Texas.

SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

COUNTERPARTS:

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NORTHERN MINERALS & EXPLORATION LTD. (LESSEE)

/s/ HOWARD SIEGEL

Howard Siegel, President & Sole Director

COPPER BASIN OIL & GAS INC. (LESSOR)

/s/ BRUCE SMITH

Bruce Smith, President

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EXHIBIT I

Legal Description:

The Oil and Gas Lease known as the J.E. Richey Lease covering a total of 206.5 acres, more or less is more fully described as follows:

The North 145 acres of Subdivision Four (4) and the South 61.5 acres of Subdivision Three (3), Abstract 453, Hamilton Kegan Survey 520, Coleman County, Texas.